FOR IMMEDIATE RELEASE

CNA FINANCIAL ANNOUNCES SECOND QUARTER 2025
NET INCOME OF $1.10 PER SHARE AND CORE INCOME OF $1.23 PER SHARE
•Net income of $299 million versus $317 million in the prior year quarter; core income up 3% to $335 million versus $326 million in the prior year quarter.
•P&C core income of $448 million versus $380 million, reflects higher net investment income and improved current accident year underwriting results.
•Life & Group core income of $1 million versus core loss of $1 million in the prior year quarter.
•Corporate & Other core loss of $114 million versus $53 million in the prior year quarter. The current year quarter includes an $88 million after-tax charge related to unfavorable prior period development associated with legacy mass tort compared with a $28 million after-tax charge in the second quarter of 2024.
•Net investment income up 7% to $662 million pretax, reflects a $22 million increase from fixed income securities and other investments to $562 million and a $22 million increase from limited partnerships and common stock to $100 million.
•P&C combined ratio of 94.1%, compared with 94.8% in the prior year quarter, including 2.4 points of catastrophe loss impact compared with 3.5 points in the prior year quarter.
•Catastrophe losses of $62 million pretax versus $82 million in the prior year quarter.
•P&C underlying combined ratio was 91.7%, compared with 91.6% in the prior year quarter. P&C underlying loss ratio was 61.5% and the expense ratio was 29.8%.
•P&C segments, excluding third party captives, generated gross written premium growth of 5% and net written premium growth of 6%. P&C renewal premium change of +5%, with written rate of +3% and exposure change of +1%.
•Book value per share of $39.39; book value per share excluding AOCI of $45.25, a 4% increase from year-end 2024 adjusting for $2.92 of dividends per share paid.
•Board of Directors declares regular quarterly cash dividend of $0.46 per share.

CHICAGO, August 4, 2025 --- CNA Financial Corporation (NYSE: CNA) today announced second quarter 2025 net income of $299 million, or $1.10 per share, versus $317 million, or $1.17 per share, in the prior year quarter. Net investment losses for the quarter were $36 million compared to $9 million in the prior year quarter. Core income for the quarter was $335 million, or $1.23 per share, versus $326 million, or $1.19 per share, in the prior year quarter.
Our Property & Casualty segments produced core income of $448 million for the second quarter of 2025, an increase of $68 million compared to the prior year quarter reflecting higher net investment income and improved current accident year underwriting results. P&C segments, excluding third party captives, generated gross written premium growth of 5% and net written premium growth of 6%, due to renewal premium change of +5% and new business growth of 8%.
Our Life & Group segment produced core income of $1 million for the second quarter of 2025 compared to a core loss of $1 million in the prior year quarter.
Our Corporate & Other segment produced a core loss of $114 million for the second quarter of 2025 versus $53 million in the prior year quarter. The current year quarter includes an $88 million after-tax charge related to unfavorable prior period development associated with legacy mass tort compared with a $28 million after-tax charge in the second quarter of 2024.
CNA Financial declared a quarterly dividend of $0.46 per share, payable September 4, 2025 to stockholders of record on August 18, 2025.

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions, except per share data)	2025	2024	2025	2024
Net income	$299	$317	$573	$655
Core income (a)	335	326	616	681

Net income per diluted share	$1.10	$1.17	$2.10	$2.40
Core income per diluted share	1.23	1.19	2.26	2.50

	June 30, 2025	December 31, 2024
Book value per share	$39.39	$38.82
Book value per share excluding AOCI	45.25	46.16
(a)Management utilizes the core income (loss) financial measure to monitor the Company's operations. Please refer herein to the Reconciliation of GAAP Measures to Non-GAAP Measures section of this press release for further discussion of this non-GAAP measure.
"Core income was $335 million in the quarter, up $9 million over last year. Our underwriting gain was $150 million, up 21%, and our underlying underwriting gain of $213 million represents the ninth consecutive quarter of $200 million or more. Net investment income was up 7% with strong contributions from both the fixed income and alternative portfolios. Cash flow from operations remained strong at $562 million and $1.2 billion for the first half of 2025, up 7% over the prior year.
The P&C all-in combined ratio was 94.1% in the quarter and included $62 million or 2.4 points of catastrophe losses, which is well below our five year average for the quarter. The underlying combined ratio was 91.7% and the expense ratio improved to 29.8%, and was below 30% for the first time since 2008.
Gross written premiums excluding captives grew 5% in the quarter and net written premiums grew 6%. New business grew by 8% to $645 million in the quarter. In the U.S., rate was stable and we continue to achieve double-digit rate increases in our commercial casualty classes of business which are impacted by social inflation. After ten consecutive quarters of rate decline, rates turned positive in financial institutions and management liability this quarter.
We are proud of our results through the first half of 2025 as growth is balanced and core underwriting remains strong. We are well positioned and confident in our abilities to execute on the many opportunities to grow profitably for the remainder of the year" said Douglas M. Worman, President & Chief Executive Officer of CNA Financial Corporation.

Property & Casualty Operations

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2025	2024	2025	2024
Gross written premiums ex. 3rd party captives	$3,353	$3,203	$6,495	$6,139
GWP ex. 3rd party captives change (% year over year)	5%		6%
Net written premiums	$2,846	$2,674	$5,452	$5,064
NWP change (% year over year)	6%		8%
Net earned premiums	$2,588	$2,389	$5,108	$4,720
NEP change (% year over year)	8%		8%
Underwriting gain	$150	$124	$190	$250
Net investment income	$414	$361	$776	$718
Core income	$448	$380	$759	$752

Loss ratio	63.9%	63.8%	65.8%	63.9%
Less: Effect of catastrophe impacts	2.4	3.5	3.1	3.6
Less: Effect of (favorable) unfavorable development-related items	—	(0.3)	1.2	(0.3)
Underlying loss ratio	61.5%	60.6%	61.5%	60.6%

Expense ratio	29.8%	30.7%	30.1%	30.4%

Combined ratio	94.1%	94.8%	96.3%	94.7%
Underlying combined ratio	91.7%	91.6%	92.0%	91.4%
•The underlying combined ratio was generally consistent with the prior year quarter. The underlying loss ratio increased 0.9 points as compared with the prior year quarter as a result of increases across each segment. The expense ratio improved by 0.9 points as compared with the prior year quarter primarily attributed to net earned premium growth of 8% and a favorable acquisition ratio.
•The combined ratio improved 0.7 points as compared with the prior year quarter. Catastrophe losses were $62 million, or 2.4 points of the loss ratio in the quarter compared with $82 million, or 3.5 points of the loss ratio, for the prior year quarter. There was no impact on the loss ratio from net prior period development for the current quarter compared with 0.3 points of favorable development improving the loss ratio in the prior year quarter.
•P&C segments, excluding third party captives, generated gross written premium growth of 5% and net written premium growth of 6%.

Business Operating Highlights
Specialty

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2025	2024	2025	2024
Gross written premiums ex. 3rd party captives	$1,013	$984	$1,943	$1,864
GWP ex. 3rd party captives change (% year over year)	3%		4%
Net written premiums	$892	$857	$1,734	$1,649
NWP change (% year over year)	4%		5%
Net earned premiums	$862	$831	$1,692	$1,645
NEP change (% year over year)	4%		3%

Underwriting gain	$53	$60	$95	$136

Loss ratio	60.1%	59.2%	60.7%	58.9%
Less: Effect of catastrophe impacts	—	—	—	—
Less: Effect of (favorable) unfavorable development-related items	—	(0.4)	0.6	(0.5)
Underlying loss ratio	60.1%	59.6%	60.1%	59.4%

Expense ratio	33.2%	33.2%	33.3%	32.5%

Combined ratio	93.6%	92.7%	94.3%	91.7%
Underlying combined ratio	93.6%	93.1%	93.7%	92.2%
•The underlying combined ratio increased 0.5 points as compared with the prior year quarter due to a 0.5 point increase in the underlying loss ratio. The expense ratio was consistent with the prior year quarter.
•The combined ratio increased 0.9 points as compared with the prior year quarter. There was no net prior period development in the current quarter compared with 0.4 points of favorable development improving the loss ratio in the prior year quarter.
•Gross written premiums, excluding third party captives, grew 3% and net written premiums grew 4% for the second quarter of 2025.

Commercial

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2025	2024	2025	2024
Gross written premiums ex. 3rd party captives	$1,903	$1,802	$3,742	$3,484
GWP ex. 3rd party captives change (% year over year)	6%		7%
Net written premiums	$1,563	$1,458	$3,061	$2,796
NWP change (% year over year)	7%		9%
Net earned premiums	$1,402	$1,247	$2,782	$2,449
NEP change (% year over year)	12%		14%

Underwriting gain	$74	$39	$57	$68

Loss ratio	67.1%	68.0%	70.0%	68.4%
Less: Effect of catastrophe impacts	4.2	6.1	5.2	6.4
Less: Effect of (favorable) unfavorable development-related items	—	(0.1)	1.9	—
Underlying loss ratio	62.9%	62.0%	62.9%	62.0%

Expense ratio	27.2%	28.5%	27.4%	28.4%

Combined ratio	94.8%	97.0%	97.9%	97.3%
Underlying combined ratio	90.6%	91.0%	90.8%	90.9%
•The underlying combined ratio improved 0.4 points as compared with the prior year quarter. The expense ratio improved 1.3 points primarily attributed to net earned premium growth of 12% and a favorable acquisition ratio. The underlying loss ratio increased 0.9 points compared with the prior year quarter as a result of the continuation of elevated loss cost trends in commercial auto.
•The combined ratio improved 2.2 points as compared with the prior year quarter. Catastrophe losses were $57 million, or 4.2 points of the loss ratio in the quarter compared with $76 million, or 6.1 points of the loss ratio, for the prior year quarter. There was no impact on the loss ratio from net prior period development for the current quarter compared with 0.1 point of favorable development improving the loss ratio in the prior year quarter.
•Gross written premiums, excluding third party captives, grew 6% and net written premiums grew 7% for the second quarter of 2025.

International

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2025	2024	2025	2024
Gross written premiums	$437	$417	$810	$791
GWP change (% year over year)	5%		2%
Net written premiums	$391	$359	$657	$619
NWP change (% year over year)	9%		6%
Net earned premiums	$324	$311	$634	$626
NEP change (% year over year)	4%		1%

Underwriting gain	$23	$25	$38	$46

Loss ratio	59.9%	59.1%	61.0%	59.6%
Less: Effect of catastrophe impacts	1.4	2.0	2.5	2.0
Less: Effect of favorable development-related items	—	(1.0)	—	(0.5)
Underlying loss ratio	58.5%	58.1%	58.5%	58.1%

Expense ratio	32.9%	32.8%	33.0%	33.0%

Combined ratio	92.8%	91.9%	94.0%	92.6%
Underlying combined ratio	91.4%	90.9%	91.5%	91.1%
•The underlying combined ratio increased 0.5 points as compared with the prior year quarter primarily due to a 0.4 point increase in the underlying loss ratio. The expense ratio was generally consistent with the prior year quarter.
•The combined ratio increased 0.9 points as compared with the prior year quarter. There was no net prior period development in the current quarter compared with 1.0 point of favorable development improving the loss ratio in the prior year quarter. Catastrophe losses were $5 million, or 1.4 points of the loss ratio in the quarter compared with $6 million, or 2.0 points of the loss ratio, for the prior year quarter.
•Excluding currency fluctuations, gross written premiums grew 3% and net written premiums grew 7% for the second quarter of 2025.

Life & Group

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2025	2024	2025	2024
Net earned premiums	$106	$109	$212	$219
Claims, benefits and expenses	345	355	675	696

Net investment income	235	239	461	470
Core income (loss)	1	(1)	7	4
Results for the second quarter of 2025 was generally consistent with the prior year quarter, reflecting favorable persistency partially offset by lower net investment income.
Corporate & Other

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2025	2024	2025	2024
Insurance claims and policyholders' benefits	$108	$27	$117	$19
Interest expense	31	35	63	69
Net investment income	13	18	29	39
Core loss	(114)	(53)	(150)	(75)
Core loss increased $61 million for the second quarter of 2025 as compared with the prior year quarter primarily due to an $88 million after-tax charge related to unfavorable prior period development associated with legacy mass tort, partially attributed to the anticipated agreement in principle with regards to the Diocese of Rochester, compared with a $28 million after-tax charge in the second quarter of 2024.
Net Investment Income

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
	2025	2024	2025	2024
Fixed income securities and other	$562	$540	$1,112	$1,081
Limited partnership and common stock investments	100	78	154	146
Net investment income	$662	$618	$1,266	$1,227
Net investment income increased $44 million for the second quarter of 2025 as compared with the prior year quarter. The increase was driven by higher income from fixed income securities as a result of a larger invested asset base and favorable reinvestment rates, as well as favorable limited partnership and common stock returns.
Stockholders' Equity
Stockholders’ equity of $10.7 billion increased 1% from year-end 2024, primarily due to net income and an improvement in net unrealized investment losses partially offset by dividends paid to stockholders.
Book value per share ex AOCI of $45.25 increased 4% from year-end 2024 adjusting for $2.92 of dividends per share.
As of June 30, 2025, statutory capital and surplus for the Combined Continental Casualty Companies was $11.2 billion.

About the Company
CNA is one of the largest U.S. commercial property and casualty insurance companies. Backed by more than 125 years of experience, CNA provides a broad range of standard and specialized insurance products and services for businesses and professionals in the U.S., Canada and Europe. For more information, please visit CNA at cna.com.
Contacts

Media:	Analysts:
Kelly Messina | Vice President, Marketing	Ralitza K. Todorova | Vice President, Investor Relations & Rating Agencies
872-817-0350	312-822-3834
Earnings Remarks & Materials
A transcript of earnings remarks will be available on CNA's website at www.cna.com via the Investor Relations section. Remarks will include commentary from the Company's President and Chief Executive Officer, Douglas M. Worman, and Chief Financial Officer, Scott R. Lindquist. An earnings presentation and financial supplement information related to the results will also be posted and available on the CNA website.
Definition of Reported Segments
•Specialty provides management and professional liability and other coverages through property and casualty products and services using a network of brokers, independent agencies and managing general underwriters.
•Commercial works with a network of brokers and independent agents to market a broad range of property and casualty insurance products to all types of insureds targeting small business, construction, middle markets and other commercial customers.
•International underwrites property and casualty coverages on a global basis through a branch operation in Canada, a European business consisting of insurance companies based in the U.K and Luxembourg and Hardy, our Lloyd's Syndicate.
•Life & Group includes the individual and group run-off long-term care businesses as well as structured settlement obligations not funded by annuities related to certain property and casualty claimants.
•Corporate & Other primarily includes certain corporate expenses, including interest on corporate debt, and the results of certain property and casualty business in run-off, including CNA Re, asbestos and environmental pollution (A&EP), a legacy portfolio of excess workers' compensation (EWC) policies and legacy mass tort reserves.
Financial Measures
Management utilizes the following metrics in their evaluation of the Property & Casualty Operations.
These ratios are calculated using financial results prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).
•Loss ratio is the percentage of net incurred claim and claim adjustment expenses to net earned premiums.
•Underlying loss ratio represents the loss ratio excluding catastrophe losses and development-related items.
•Expense ratio is the percentage of insurance underwriting and acquisition expenses, including the amortization of deferred acquisition costs, to net earned premiums.
•Dividend ratio is the ratio of policyholders' dividends incurred to net earned premiums.
•Combined ratio is the sum of the loss ratio, the expense and the dividend ratio.
•Underlying combined ratio is the sum of the underlying loss, the expense ratio and the dividend ratio.
The underlying loss ratio and the underlying combined ratio are deemed to be non-GAAP financial measures, and management believes some investors may find these ratios useful to evaluate our underwriting performance since they remove the impact of catastrophe losses, which are unpredictable as to timing and amount, and development-related items as they are not indicative of our current year underwriting performance. The components to reconcile the combined ratio and loss ratio to the underlying combined ratio and underlying loss ratio for Property & Casualty, Specialty, Commercial and International segments are set forth on pages 3, 4, 5 and 6, respectively.
Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes.

Rate represents the average change in price on policies that renew excluding exposure change.
Exposure represents the measure of risk used in the pricing of the insurance product. The change in exposure represents the change in premium dollars on policies that renew as a result of the change in risk of the policy.
Retention represents the percentage of premium dollars renewed, excluding rate and exposure changes, in comparison to the expiring premium dollars from policies available to renew.
New business represents premiums from policies written with new customers and additional policies written with existing customers.
Gross written premiums ex. 3rd party captives represents gross written premiums excluding business which is ceded to third party captives, including business related to large warranty programs.
Development-related items represents net prior year loss reserve and premium development, and includes the effects of interest accretion and change in allowance for uncollectible reinsurance.
Statutory capital and surplus represents the excess of an insurance company's admitted assets over its liabilities, including loss reserves, as determined in accordance with statutory accounting practices. Statutory capital and surplus as of the current period is preliminary.
The Company's investment portfolio is monitored by management through analysis of various factors including unrealized gains and losses on securities, portfolio duration and exposure to market and credit risk.
Reconciliation of GAAP Measures to Non-GAAP Measures
Management utilizes financial measures not in accordance with GAAP to monitor the Company's insurance operations and investment portfolio. The Company believes the presentation of these measures provides investors with a better understanding of the significant factors that comprise the Company's operating performance. Reconciliations of these measures to the most comparable GAAP measures follow below.
Reconciliation of Net Income (Loss) to Core Income (Loss)
Core income (loss) is calculated by excluding from net income (loss) the after-tax effects of net investment gains or losses and gains or losses resulting from pension settlement transactions. Net investment gains or losses are excluded from the calculation of core income (loss) because they are generally driven by economic factors that are not necessarily reflective of our primary operations. The calculation of core income (loss) excludes gains or losses resulting from pension settlement transactions as they result from decisions regarding our defined benefit pension plans which are unrelated to our primary operations. Management monitors core income (loss) for each business segment to assess segment performance. Presentation of consolidated core income (loss) is deemed to be a non-GAAP financial measure.

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2025	2024	2025	2024
Net income	$299	$317	$573	$655
Less: Net investment losses	(36)	(9)	(43)	(26)
Core income	$335	$326	$616	$681
Reconciliation of Net Income (Loss) per Diluted Share to Core Income (Loss) per Diluted Share
Core income (loss) per diluted share provides management and investors with a valuable measure of the Company's operating performance for the same reasons applicable to its underlying measure, core income (loss). Core income (loss) per diluted share is core income (loss) on a per diluted share basis.

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
	2025	2024	2025	2024
Net income per diluted share	$1.10	$1.17	$2.10	$2.40
Less: Net investment losses	(0.13)	(0.02)	(0.16)	(0.10)
Core income per diluted share	$1.23	$1.19	$2.26	$2.50

Reconciliation of Net Income (Loss) to Underwriting Gain (Loss) and Underlying Underwriting Gain (Loss)
Underwriting gain (loss) is deemed to be a non-GAAP financial measure and is calculated pretax as net earned premiums less total insurance expenses, which includes insurance claims and policyholders' benefits, amortization of deferred acquisition costs and insurance related administrative expenses. Net income (loss) is the most directly comparable GAAP measure. Management believes some investors may find this measure useful to evaluate the profitability, before tax, derived from our underwriting activities which are managed separately from our investing activities.
Underlying underwriting gain (loss) is also deemed to be a non-GAAP financial measure, and represents pretax underwriting results excluding catastrophe losses and development-related items. Management believes some investors may find this measure useful to evaluate the profitability, before tax, derived from our underwriting activities, excluding the impact of catastrophe losses, which are unpredictable as to timing and amount, and development-related items as they are not indicative of our current year underwriting performance.

	Results for the Three Months Ended June 30, 2025
	Specialty	Commercial	International	Property & Casualty
(In millions)
Net income	$165	$199	$53	$417
Net investment losses, after tax	12	19	—	31
Core income	$177	$218	$53	$448
Less:
Net investment income	170	206	38	414
Non-insurance warranty revenue	14	—	—	14
Other revenue (expense), including interest expense	(11)	(5)	10	(6)
Income tax expense on core income	(49)	(57)	(18)	(124)
Underwriting gain	53	74	23	150
Effect of catastrophe losses	—	57	5	62
Effect of unfavorable development-related items	—	1	—	1
Underlying underwriting gain	$53	$132	$28	$213

	Results for the Three Months Ended June 30, 2024
	Specialty	Commercial	International	Property & Casualty
(In millions)
Net income	$164	$160	$45	$369
Net investment losses (gains), after tax	5	7	(1)	11
Core income	$169	$167	$44	$380
Less:
Net investment income	154	175	32	361
Non-insurance warranty revenue (expense)	16	—	—	16
Other revenue (expense), including interest expense	(14)	(3)	(1)	(18)
Income tax expense on core income	(47)	(44)	(12)	(103)
Underwriting gain	60	39	25	124
Effect of catastrophe losses	—	76	6	82
Effect of favorable development-related items	(3)	—	(3)	(6)
Underlying underwriting gain	$57	$115	$28	$200

	Results for the Six Months Ended June 30, 2025
	Specialty	Commercial	International	Property & Casualty
(In millions)
Net income	$314	$323	$91	$728
Net investment losses (gains), after tax	13	19	(1)	31
Core income	$327	$342	$90	$759
Less:
Net investment income	321	383	72	776
Non-insurance warranty revenue	26	—	—	26
Other revenue (expense), including interest expense	(25)	(7)	11	(21)
Income tax expense on core income	(90)	(91)	(31)	(212)
Underwriting gain	95	57	38	190
Effect of catastrophe losses	—	143	16	159
Effect of unfavorable development-related items	10	53	—	63
Underlying underwriting gain	$105	$253	$54	$412

	Results for the Six Months Ended June 30, 2024
	Specialty	Commercial	International	Property & Casualty
(In millions)
Net income	$331	$304	$82	$717
Net investment losses (gains), after tax	15	21	(1)	35
Core income	$346	$325	$81	$752
Less:
Net investment income	304	351	63	718
Non-insurance warranty revenue (expense)	29	—	—	29
Other revenue (expense), including interest expense	(28)	(7)	(3)	(38)
Income tax expense on core income	(95)	(87)	(25)	(207)
Underwriting gain	136	68	46	250
Effect of catastrophe losses	—	158	12	170
Effect of favorable development-related items	(8)	—	(3)	(11)
Underlying underwriting gain	$128	$226	$55	$409

Reconciliation of Book Value per Share to Book Value per Share Excluding AOCI
Book value per share excluding AOCI allows management and investors to analyze the amount of the Company's net worth primarily attributable to the Company's business operations. The Company believes this measurement is useful as it reduces the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.

	June 30, 2025	December 31, 2024
Book value per share	$39.39	$38.82
Less: Per share impact of AOCI	(5.86)	(7.34)
Book value per share excluding AOCI	$45.25	$46.16
Calculation of Return on Equity and Core Return on Equity
Core return on equity provides management and investors with a measure of how effectively the Company is investing the portion of the Company's net worth that is primarily attributable to its business operations.

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2025	2024	2025	2024
Annualized net income	$1,195	$1,270	$1,145	$1,311
Average stockholders' equity including AOCI (a)	10,470	9,768	10,587	9,883
Return on equity	11.4%	13.0%	10.8%	13.3%

Annualized core income	$1,340	$1,303	$1,233	$1,361
Average stockholders' equity excluding AOCI (a)	12,156	12,328	12,375	12,493
Core return on equity	11.0%	10.6%	10.0%	10.9%
(a)Average stockholders' equity is calculated using a simple average of the beginning and ending balances for the period.
For additional information, please refer to CNA's most recent 10-K on file with the Securities and Exchange Commission, as well as the financial supplement, available at www.cna.com.
Forward-Looking Statements
This press release includes statements that relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties, please refer to CNA’s filings with the Securities and Exchange Commission, available at www.cna.com.
Any forward-looking statements made in this press release are made by CNA as of the date of this press release. Further, CNA does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA’s expectations or any related events, conditions or circumstances change.
Any descriptions of coverage under CNA policies or programs in this press release are provided for convenience only and are not to be relied upon with respect to questions of coverage, exclusions or limitations. With regard to all such matters, the terms and provisions of relevant insurance policies are primary and controlling. In addition, please note that all coverages may not be available in all states.
“CNA" is a registered trademark of CNA Financial Corporation. Certain CNA Financial Corporation subsidiaries use the "CNA" trademark in connection with insurance underwriting and claims activities. Copyright © 2025 CNA. All rights reserved.

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